Exhibit 10.41

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THIS WARRANT AND APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:	ADICET BIO, INC.
Number of Shares:	See below.
Class of Stock:	Series B Preferred Stock
Initial Exercise Price:	$1.4034 per share
Issue Date:	April 28, 2020
Expiration Date:	April 28, 2027

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, PACIFIC WESTERN BANK or its assignee or transferee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant. This warrant shall be exercisable for 42,753 Shares on the Issue Date and shall be exercisable for an additional number of Shares equal to (a) 1.00% of the aggregate original principal amount of all Term Loans made pursuant to the Loan and Security Agreement (the “Loan Agreement”) of even date herewith, between the Company and Pacific Western Bank, divided by (b) the Warrant Price (subject to appropriate adjustment in the event of a stock dividend, stock split or other similar event affecting the Shares). For the avoidance of doubt, in no event shall this warrant be exercisable for more than 128,259 Shares (subject to appropriate adjustment in the event of a stock dividend, stock split or other similar event affecting the Shares). Reference is made to Section 5.4 of this warrant, whereby Pacific Western Bank shall transfer this warrant to its parent company, PacWest Bancorp.

ARTICLE 1

EXERCISE

1.1    Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check, a wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2    Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3    Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4    Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5    Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.6    Treatment of Warrant Upon Acquisition of the Company.

1.6.1    “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of (1) the Company; (2) the surviving or resulting entity; or (3) if the surviving entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity (other than a bona fide equity financing principally for capital raising purposes in which the Company sells and issues equity securities to institutional and/or strategic investors).

1.6.2    Exercise Upon Acquisition. Upon the closing of any Acquisition, if the fair market value of the consideration per Share to be received by the Company’s stockholders consists of cash, marketable securities, or a combination of both cash and marketable securities (as determined pursuant to Section 1.3) is greater than the Warrant Price, this warrant shall be deemed to have been automatically converted pursuant to Section 1.2, without any further action by the Holder, even if this warrant is not surrendered and without the issuance of any certificate for Shares hereunder, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; provided, however, that if the fair market value of the Shares, as determined pursuant to Section 1.3, in connection with such Acquisition is less than the aggregate Warrant Price, then this warrant shall terminate without exercise or conversion immediately prior, and subject, to the closing of such Acquisition.

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1.6.3    Assumption of Warrant. Upon the closing of any Acquisition not referred to in Section 1.6.2, the successor entity shall assume the obligations of this warrant, and this warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this warrant.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2    Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant (including, without limitation, in any Permitted Transaction (as defined in the Loan Agreement)), Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, as amended, modified or restated from time to time (the “Certificate of Incorporation”) upon the closing of a registered public offering of the Company’s common stock. The Company, its parent entity or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events as described in this Section 2.2.

2.3    Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4    Adjustments for Diluting Issuances. In the event of the issuance by the Company after the Issue Date of securities that results in an adjustment to the Conversion Price (as defined in the Certificate of Incorporation) of the Company’s Series B Preferred Stock (such

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issuance, a “Diluting Issuance”), then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted exclusively in accordance with those provisions of the Certificate of Incorporation that apply to Diluting Issuances as if the Shares were outstanding on the date of such Diluting Issuance.

2.5    Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6    Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1    Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a)    The initial Warrant Price referenced on the first page of this warrant is not greater than the lowest price per share at which the Company has sold any Series B Preferred Stock as of the Issue Date.

(b)    All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)    The Company’s capitalization table attached to this warrant as Appendix 2 is true and complete as of the Issue Date.

3.2    Notice of Certain Events. The Company shall provide Holder with not less than 10 days prior written notice of, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) effecting any reclassification or recapitalization of common stock; or (d) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.

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3.3    Information Rights. So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company and (b) financial statements the Company provides to Major Investors (as such term is defined in the Investors’ Rights Agreement, as defined below), and at the same time provided to Major Investors, pursuant to that certain Amended and Restated Investors’ Rights Agreement among the Company and other persons dated as of July 25, 2019, as amended or restated from time to time (the “Investors’ Rights Agreement”). This Section 3.3 shall terminate in its entirety and be of no further force and effect immediately prior to earliest of (i) the termination of the Investors’ Rights Agreement, (ii) the consummation of an initial public offering by the Company (or its successor), (iii) such time as the Company (or its successor) is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended or (iv) an Acquisition.

3.4    Registration Under Securities Act of 1933, as amended. The Company agrees that, upon exercise, the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be “Registrable Securities”, and Holder shall be a “Holder” under Section 1 of the Investors’ Rights Agreement, subject to and contingent upon both Holder’s compliance with Section 4.88 hereof and the Investors’ Rights Agreement being in effect at the time of such exercise.

ARTICLE 4

REPRESENTATIONS AND COVENANTS OF HOLDER

Holder hereby represents, warrants and covenants to the Company:

4.1    Purchase for Own Account. Holder is acquiring this warrant and all equity securities issuable, directly or indirectly, upon exercise of the warrant (collectively, the “Securities”) for Holder’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.2    Disclosure of Information. Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company. With respect to any projections of its future operations provided to Holder by the Company, Holder acknowledges that the Company makes no representations or warranties.

4.3    Investment Experience. Holder has experience as an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Holder acknowledges that any investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

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4.4    Accredited Investor. Holder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

4.5    Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) only in certain limited circumstances. In this connection, Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Holder understands that the Securities have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Holder will not be able to resell or otherwise transfer his, her or its Securities unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

4.6    Residence. If if Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of Holder in which its principal place of business is identified in the address or addresses of Holder set forth in Section 5.5 hereof.

4.7    “Market Stand-Off” Agreement. Holder hereby agrees that it will not, directly or indirectly, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial public offering by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable for common stock of the Company (held immediately before the effective date of the registration statement for such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock of the Company or such other securities, in cash or otherwise, subject to customary exceptions, including for transfers to affiliates, in connection with the “net” or “cashless” exercise or settlement of any outstanding warrants, in connection with the conversion of the outstanding preferred stock of the Company into shares of common stock of the Company or with respect to any share of common stock of the Company acquired in such initial public offering; provided, however, that such period may be extended to such longer period as the Company or the managing underwriter may request in order to facilitate compliance with, to the extent applicable, Financial Industry Regulatory Authority, Inc. Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation. The foregoing provisions of this Section 4.7 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to Holder if all officers and directors and holders of greater than one percent (1%) of the outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro

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rata to all holders subject to such agreements, based on the number of shares subject to such agreements. The underwriters in connection with the initial public offering by the Company are intended third party beneficiaries of this Section 4.7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto; further, Holder hereby agrees to enter into written agreement with such underwriters containing terms substantially equivalent to the terms of this Section 4.7, and Holder hereby agrees that such underwriters shall be entitled to require Holder to enter into such a written agreement. Notwithstanding the foregoing, nothing in this Section 4.7 shall prevent Holder from making a transfer of any common stock of the Company that was acquired by such Holder in the initial public offering by the Company. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities as defined in the Investors’ Rights Agreement of Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Company and the Holder agree that this Section 4.7 shall terminate upon Holder entering into the Investors’ Rights Agreement.

4.8    Holder’s Obligation to Execute Investors’ Rights Agreement, Right of First Refusal and Co-Sale Agreement and Voting Agreement. Upon or after the exercise of this warrant, at the request of the Company, Holder, to the extent not already a party thereto, agrees to take such actions as requested by the Company to become a party to each of (i) the Investors’ Rights Agreement, (ii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated July 25, 2019, by and among the Company and certain other parties thereto and (iii) that certain Amended and Restated Voting Agreement, dated July 25, 2019, by and among the Company and certain other parties thereto, in each case as the same may be amended, modified or restated from time to time.

ARTICLE 5

MISCELLANEOUS

5.1    Term: Exercise Upon Expiration. Subject to Section 1.6, this warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

5.2    Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with such legends as deemed required by the Company for applicable securities laws, the Company’s organizational documents, and any other agreements the Securities are subject to, including the following:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THIS WARRANT AND APPLICABLE LAW.

5.3    Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon

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conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Holder to provide an opinion of counsel if the transfer is to PacWest Bancorp or any other affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale. Any subsequent transferee shall be bound by all of the terms and conditions of this warrant and make to the Company each of the representations, warranties and covenants set forth in Article 4 of this warrant as of the date of such transfer.

5.4    Transfer Procedure. After receipt by Pacific Western Bank of this warrant, Pacific Western Bank will transfer all of this warrant to its parent company, PacWest Bancorp, by execution of an Assignment substantially in the form of Appendix 3. By acceptance of this warrant, PacWest Bancorp agrees to bound by all of the terms and conditions of this warrant and makes to the Company each of the representations, warranties and covenants set forth in Article 4 of this warrant as of the date of such transfer. Subject to the provisions of Section 5.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder shall not transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to any Person who is a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company. No surrender or reissuance shall be required for the transfer to PacWest Bancorp or a transfer to any other affiliate of Holder

5.5    Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, emailed or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

PacWest Bancorp

Attn: Warrant Administrator

406 Blackwell Street, Suite 240

Durham, NC 27701

Email: warrants@pacwest.com

All notices to the Company shall be addressed as follows:

Adicet Bio, Inc.

Attn: Chief Executive Officer

200 Constitution Drive

Menlo Park, CA 94025

Email: asinghal@adicetbio.com

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5.6    Amendments. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8    No Stockholder Rights. Holder, as a Holder of this warrant, will not have any rights as a stockholder of the Company until the exercise of this warrant.

5.9    Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the date set forth above.

ADICET BIO, INC.

By:	/s/ Anil Singhal
Name:	Anil Singhal
Title:	CEO

Accepted and agreed:

PACIFIC WESTERN BANK

By:	/s/ Benjermin Colombo
Name:	Benjermin Colombo
Title:	Managing Director

[Signature Page to Warrant to Purchase Stock]